Exhibit 10.1

2121 South El Camino Real San Mateo, California 94403

October 7, 2015

Mr. John Nolan

Dear John:

We are pleased to present the following offer of employment. This letter will summarize and confirm the details of our offer for you for the position of Chief Financial Officer of Selectica, Inc. (the “Company”). Your first day working for the Company will be Wednesday, October 7, 2015.

1.     Position. Your title will be Chief Financial Officer and you will report to the Office of the Chief Executive Officer (“Office of the CEO”). This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.     Cash Compensation. The Company will pay you a salary at the rate of $250,000 per year, less all appropriate state and federal taxes and withholdings, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to review on an annual basis prior to the anniversary date of your employment. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company, with your annual target bonus being equal to $75,000, payable on an annual basis after the end of the Company’s fiscal year. The bonus (if any) will be awarded based on objective or subjective criteria to be established by the Office of the CEO within 90 days of your first day working for the Company. Any annual bonus will be paid within 2 1/2 months after the end of the fiscal year to which it relates, but only if you are still employed by the Company at the time of payment.

3.     Equity Compensation. You will be granted a stock option to purchase 100,000 shares of the Company’s Common Stock. The stock option will be granted as an inducement grant under the Nasdaq listing rules outside of the Company’s 2015 Equity Incentive Plan (the “EIP”), not intending to qualify as an “incentive stock option” under the Internal Revenue Code of 1986, as amended (the “Code”), with (i) the stock option having an exercise price equal to the fair market value of the Company’s common stock at the close of market on the date of the grant and (ii) the stock option vesting 25% after completing 12 months of continuous service from the date of your first day working for the Company with the remaining balance in monthly installments over the following 36 months of continuous service.

4.     Severance Agreement. As part of this offer, the Company is providing a separate Severance Agreement, which is attached hereto as Exhibit A (the “Severance Agreement”).

5.     Employee Benefits. As an employee of the Company, you will be eligible to participate in all of the Company-sponsored benefits under the Company's standard employee benefits programs under which you may be eligible, as they may be amended from time to time. In addition, you will be entitled to PTO in accordance with the Company’s PTO policy, as in effect from time to time.

October 7, 2015

6.     Proprietary Information and Inventions Agreement. You will be required to sign and abide by the Company’s standard Proprietary Information and Inventions Agreement (the “PIIA”) which is attached hereto as Exhibit B.

7.     Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company is “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer.

8.     Tax Matters.

        8.1.     Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

        8.2.     Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Company’s Board of Directors (“the Board”) related to tax liabilities arising from your compensation.

8.3     Code Section 409A. It is intended that this letter agreement will comply with, or be exempt from, Section 409A of the Code and any regulations issued thereunder (collectively “Code Section 409A”).  To the extent required by Code Section 409A, if you are a “specified employee” at the time of your “separation from service” (as each term is defined under Code Section 409A) with the Company and all affiliates, any nonqualified deferred compensation (as defined under Code Section 409A) that is payable to you on account of that  separation from service will be delayed and paid promptly after the earlier of the date that is six (6) months and one (1) day after the date of such separation from service or the date of your death after such separation from service. In addition, to the extent required to avoid the imposition of additional taxes and penalties under Code Section 409A of the Code, amounts payable under this letter agreement or the Severance Agreement on account of your termination of employment shall only be paid if you experience a “separation from service” as defined in Code Section 409A.

9.     Arbitration. In the event of any dispute or claim relating to or arising out of our employment relationship or the termination of that relationship (including, but not limited to, any claims of wrongful termination or age, sex, race, disability or other discrimination), you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted before a single neutral arbitrator pursuant to the rules for arbitration of employment disputes by the American Arbitration Association (available at www.adr.org or from Human Resources) in Hamilton County, Indiana. The arbitrator shall permit adequate discovery and is empowered to award all remedies otherwise available in a court of competent jurisdiction and any judgment rendered by the arbitrator may be entered by any court of competent jurisdiction. The arbitrator shall issue an award in writing and state the essential findings and conclusions on which the award is based. By executing this letter, you and the Company are both waiving the right to a jury trial with respect to any such disputes. The Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall bear its own respective attorney fees and all other costs, unless otherwise provided by law and awarded by the arbitrator.

October 7, 2015

10.   Indemnification; D&O Coverage. The Company will provide you with indemnification pursuant to its standard indemnification agreement entered into with its executive officers and directors.  In addition, you will be covered as an insured under the Company’s directors and officers liability insurance to the same extent as the Company’s other executive officers and current members of the Board.

11.   Interpretation, Amendment and Enforcement. This letter agreement, together with the Severance Agreement and the PIIA, constitute the complete agreement between you and the Company regarding the terms of your employment and supersedes any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company regarding the terms of your employment. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and the Chief Executive Officer. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

* * * * *

October 7, 2015

You may indicate your agreement with these terms by signing and dating the enclosed duplicate original of this letter agreement and returning it to me.

If you have any questions, please do not hesitate to let me know.

Very truly yours,

SELECTICA, INC.

By:	/s/ Patrick Stakenas
Name:	Patrick Stakenas
Title:	President and Chief Executive Officer

I have read and accept this agreement:

/s/ John Nolan
John Nolan

Attachment

Exhibit A: Severance Agreement

Exhibit B: Proprietary Information and Inventions Agreement